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                                               U.S. SECURITIES AND EXCHANGE COMMISSION                           OMB APPROVAL

                                                        WASHINGTON, DC 20549                           -----------------------------
----------                                                                                              OMB Number:       3235-0104
  FORM 3                                                                                                Expires: September 30, 1998
----------                             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          Estimated average burden
                                                                                                        hours per response..... 0.5
                                                                                                       -----------------------------
                               Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act of 1940

____________________________________________________________________________________________________________________________________

 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or Trading Symbol
                                              Statement
                                              (Month/Day/Year)            Freedom Securities Corporation (FSI)
Harkins          David            V.           4/1/98                  ___________________________________________________________
________________________________________       ______                    5. Relationship of Reporting        6. If Amendment, Date
 (Last)         (First)        (Middle)                                     Person to Issuer                    of Original
                                           ____________________________     (Check all applicable)              (Month/Day/Year)
                                           3. IRS or Social Security
                                              Number of Reporting             X   Director       10% Owner   _______________________
75 State Street                               Person,                       -----           -----            7. Individual or Joint/
________________________________________      (Voluntary)                         Officer         Other         Group Filing (Check
                (Street)                                                    ----- (give     ----- (specify      applicable line)
                                                                                  title           below)       X   Form filed by
                                                                                  below)                     ----- One Reporting
                                                                                                                   Person
                                                                                                             ----- Form filed by
                                                                                                                   More than One
 Boston           MA               02109                                                                           Reporting Person
____________________________________________________________________________________________________________________________________
 (City)         (State)           (Zip)                 TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
====================================================================================================================================
 1. TITLE OF SECURITY                         2. AMOUNT OF SECURITIES         3. OWNERSHIP FORM:         4. NATURE OF INDIRECT
    (INSTR. 4)                                   BENEFICIALLY OWNED              DIRECT (D) OR              BENEFICIAL
                                                 (INSTR. 4)                      INDIRECT (I)               OWNERSHIP (INSTR. 5)
                                                                                 (INSTR. 5)
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Common Stock                                      4,305,212(4)                       I                            (1)
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Common Stock                                        266,394(4)                       I                            (2)
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Common Stock                                        446,591(4)                       I                            (3)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
                                                                                                                              (Over)
                                                                                                                      SEC 1473(7-96)
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FORM 3 (CONTINUED)                                            TABLE II

                                        DERIVATIVE SECURITIES BENEFICIALLY OWNED(E.G., PUTS,
                                          CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

____________________________________________________________________________________________________________________________________

 1. TITLE OF DERIVATIVE  2. DATE EXERCI-     3. TITLE AND AMOUNT OF         4. CONVER-      5. OWNERSHIP     6. NATURE OF INDIRECT
    SECURITY (INSTR. 4)     SABLE AND           SECURITIES UNDERLYING          SION OR         FORM OF          BENEFICIAL OWNERSHIP
                            EXPIRATION DATE     DERIVATIVE SECURITY            EXERCISE        DERIVATIVE       (INSTR. 5)
                            (MONTH/DAY/YEAR)    (INSTR. 4)                     PRICE OF        SECURITY:
                                                                               DERIVATIVE      DIRECT
                                                                               SECURITY        (D) OR
                         _________________________________________________                     INDIRECT (I)
                         DATE      EXPIRA-                       AMOUNT OR                     (INSTR.5)
                         EXERCI-   TION             TITLE        NUMBER
                         SABLE     DATE                          OF SHARES
____________________________________________________________________________________________________________________________________

NONE
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Explanation of Responses:
(1) Represents shares owned by Thomas H. Lee Equity Fund III, L.P.
(2) Represents shares owned by Thomas H. Lee Foreign Fund III, L.P.
(3) Represents shares owned by THL-CCI Investors Limited Partnership
(4) The Reporting Person disclaims beneficial ownership of all such shares except to the extent that the Reporting Person has a pecuniary interest in such shares.

                                                                                  /s/ David V. Harkins                   4/1/98
**Intentional misstatements or omissions of facts constitute Federal Criminal   ________________________________   _________________
  Violations.                                                                   **Signature of Reporting Person          Date
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                                                                      SEC 1473(7-96)
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